EXHIBIT 99.1

FOR IMMEDIATE RELEASE	CONTACT: Douglas B. Cannon Senior Vice President & CFO (214) 210-8842
ODYSSEY HEALTHCARE REPORTS THIRD QUARTER 2005 RESULTS
     DALLAS, TEXAS (Oct. 31, 2005)—Odyssey HealthCare, Inc. (NASDAQ: ODSY), one of the largest providers of hospice care in the United States, today announced financial results for the third quarter ended September 30, 2005.
     Net patient service revenue for the third quarter of 2005 increased 13.1 percent to $98.9 million, compared to $87.5 million for the third quarter of 2004. Net income for the quarter was $7.7 million, a 14.0 percent decrease from the $9.0 million for the corresponding quarter in 2004. Earnings per diluted share were $0.22, an 8.3 percent decrease from the $0.24 reported for the third quarter of 2004. Cash flow from operations for the third quarter of 2005 was $20.0 million as compared with $16.7 million for the third quarter of 2004.
     For the nine months ended September 30, 2005, net patient service revenue grew 8.1 percent to $279.9 million, compared to $259.0 million in the first nine months of 2004. Net income for the nine-month period was $20.3 million, a 22.4 percent decrease from the $26.2 million for the corresponding period of 2004. Earnings per diluted share for the nine months ended September 30, 2005 were $0.58, a 17.1 percent decrease from the $0.70 for the first nine months of 2004. Operating cash flow for the first nine months of 2005 was $50.7 million as compared with $33.1 million for the prior year period.
     The average daily patient census for the third quarter of 2005 was 8,338, an 8.9 percent increase over the 7,660 average daily patient census for the third quarter of 2004. For the nine months ended September 30, 2005, the average daily patient census was 7,949, a 5.0 percent increase over the 7,568 average daily patient census for the corresponding period of 2004. As discussed below, the company’s average daily patient census for September 2005 was reduced by approximately 150 patients due to evacuations related to Hurricane Katrina. The company admitted 8,288 patients in the third quarter of 2005, a 12.7 percent increase over the 7,357 patient admissions for the corresponding quarter of 2004 and a 0.1 percent increase over the 8,278 patient admissions for the second quarter of 2005. For the nine months ended September 30, 2005, the company admitted 24,791 patients, a 4.1 percent increase over the 23,806 patients admitted for the corresponding period of 2004. The average length of stay for the third quarter was 86 days, compared to 80 days in the third quarter of 2004 and 80 days in the second quarter of 2005.
     The company’s contractual adjustment due to the Medicare cap was $3.4 million in the third quarter of 2005, which included a change in estimate for current and prior years. On August 26, 2005 the Centers for Medicare & Medicaid Services (“CMS”) issued program transmittal 663 publishing the final Medicare per beneficiary cap amount of $19,777.51 for the 2005 Medicare cap year ended October 31, 2005 and indicating that the cap amount for the 2004 Medicare cap year was incorrectly computed. This cap amount was lower than the cap amount the company was using for 2005 due to CMS’s error in computing the cap amount for the 2004 Medicare cap year. As a result, net patient service revenue was reduced for the third quarter of 2005 by $1.0 million for the lower 2005 Medicare cap amount and an additional $1.1 million for the estimated impact of the revised prior years Medicare cap amounts.
     During the third quarter of 2005, two of the company’s hospice programs in Louisiana and Mississippi encountered business disruption associated with Hurricane Katrina. The disruption in service resulted in a reduction in patient census of approximately 150 from the company’s New Orleans, Louisiana and Gulfport, Mississippi hospice programs for September 2005.
     Hurricane Rita also forced the evacuation of two of the company’s hospice programs, in Lake Charles, Louisiana and Beaumont, Texas, at the end of September 2005. The estimated aggregate reduction in patient census due to Hurricanes Katrina and Rita at the start of the fourth quarter of 2005 was 290 patients.
     Based on year to date results and in consideration of the above information the company presently projects its full year 2005 earnings per diluted share in a range of $0.78 to $0.81.
     The company repurchased 487,500 shares of its common stock during the third quarter at a cost of $8.6 million (average cost of $17.55 per share). At September 30, 2005, the company had approximately 34.2 million shares outstanding. The company may repurchase up to an additional $11.4 million of common stock under its previously announced stock repurchase program.
     During the third quarter, the company’s Corpus Christi, Texas, Columbia, South Carolina and Harrisburg, Pennsylvania hospice programs were certified to accept Medicare patients.
     Odyssey will host a conference call to discuss the quarter on Tuesday, November 1, 2005, at 9 a.m. (EDT). The call will be broadcast live and can be accessed through the Investor Relations section of the company’s website at www.odsyhealth.com. An online archive of the broadcast, commencing approximately two hours after the live call, will also be available for two weeks.
     Based in Dallas, Texas, Odyssey has 79 Medicare-certified hospice programs in 30 states. In terms of both average daily patient census and number of locations, the company is one of the largest providers of hospice care in the country. Odyssey seeks to improve the quality of life of terminally ill patients and their families by providing care directed at managing pain and other discomforting symptoms and by addressing the psychosocial and spiritual needs of patients and their families.
Certain statements contained in this press release are forward-looking statements within the meaning of the federal securities laws. Such forward-looking statements are based on management’s current expectations and are subject to known and unknown risks, uncertainties and assumptions which may cause the forward-looking events and circumstances discussed in this press release to differ materially from those anticipated or implied by the forward-looking statements. Such risks, uncertainties and assumptions include, but are not limited to, general market conditions; adverse changes in reimbursement levels under Medicare and Medicaid programs; increases in inflation including inflationary increases in patient care costs; adverse changes in the Medicare payment cap limits and increases in the company’s contractual adjustment due to the Medicare cap; decline in patient census growth; challenges inherent in and potential changes in the company’s growth and expansion strategy; the ability to attract and retain healthcare professionals; the company’s dependence on patient referral sources and potential adverse changes in patient referral practices of those referral sources; changes in state or federal income, franchise or similar tax laws and regulations; adverse changes in the state and federal licensure and certification laws and regulations; adverse results of regulatory surveys; delays in licensure and/or certification; government and private party, legal proceedings and investigations; adverse changes in the competitive environment in which the company operates; adverse impact of natural disasters; and the disclosures contained under the headings “Overview of Government Payments” and “Some Risks Related to Our Business” in “Item 1. Business” and “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations,” respectively, of Odyssey’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 15, 2005, and in Odyssey’s most recent report or Form 10-Q and its other filings with the Securities and Exchange Commission. Many of these factors are beyond the ability of the company to control or predict. Given these uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements, which reflect management’s views only as of the date hereof. The company undertakes no obligation to revise or update any of the forward-looking statements or publicly announce any updates or revisions to any of the forward-looking statements contained herein to reflect any change in the company’s expectations with regard thereto or any change in events, conditions, circumstances or assumptions underlying such statements.

ODYSSEY HEALTHCARE, INC. AND SUBSIDIARIES
Consolidated Statements of Income
(in thousands, except per share amounts)

	Three months ended		Nine months ended
	September 30,		September 30,
	2005	2004	2005	2004
	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Net patient service revenue.	$98,894	$87,462	$279,892	$258,971
Operating expenses:
Direct hospice care	56,674	45,956	156,832	139,308
General and administrative	28,572	23,224	83,777	68,388
Provision for uncollectible accounts	279	2,719	3,580	5,743
Depreciation	1,026	883	2,823	2,487
Amortization	143	176	433	509

	86,694	72,958	247,445	216,435

Income from operations	12,200	14,504	32,447	42,536
Other income (expense):
Interest income	363	102	882	196
Interest expense	(47)	(47)	(150)	(70)

	316	55	732	126

Income before provision for income taxes	12,516	14,559	33,179	42,662
Provision for income taxes	4,769	5,556	12,831	16,446

Net income	$7,747	$9,003	$20,348	$26,216

Net income per common share:
Basic	$0.23	$0.25	$0.59	$0.72

Diluted	$0.22	$0.24	$0.58	$0.70

Weighted average shares outstanding:
Basic	34,218	36,653	34,469	36,607
Diluted	35,074	37,586	35,114	37,661
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ODYSSEY HEALTHCARE, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(in thousands, except share amounts)

	September 30,	December 31,
	2005	2004
	(unaudited)	(audited)
ASSETS
Current assets:
Cash and cash equivalents	$24,940	$24,851
Short-term investments	31,434	8,407
Accounts receivable from patient services, net of allowance for uncollectible accounts of $2,173 and $3,862 at September 30, 2005 and December 31, 2004, respectively	54,571	59,376
Deferred tax assets	—	30
Income taxes receivable	—	1,679
Prepaid expenses and other current assets	3,996	3,823

Total current assets	114,941	98,166
Property and equipment, net of accumulated depreciation	11,317	7,490
Goodwill	98,087	93,933
Intangibles, net of accumulated amortization	4,798	4,502

Total assets	$229,143	$204,091

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$3,943	$3,664
Accrued compensation	12,572	10,331
Accrued nursing home costs	10,856	9,932
Accrued Medicare cap	10,548	2,915
Other accrued expenses	10,482	8,060
Income taxes payable	1,117	—
Deferred tax liability	938	—
Current maturities of long-term debt	5	5

Total current liabilities	50,461	34,907

Deferred tax liability	8,723	7,095
Long term debt, less current maturities	5	9
Other liabilities	2,147	—
Commitments and contingencies
Stockholders’ equity:
Common stock, $.001 par value:
Authorized shares — 75,000,000
Issued and outstanding shares — 37,229,875 and 36,750,917 at September 30, 2005 and December 31, 2004, respectively	37	37
Additional paid-in capital	99,024	95,822
Deferred compensation	(1,683)	(2,148)
Retained earnings	108,984	88,636
Treasury stock, at cost, 3,002,934 and 1,648,600 shares outstanding at September 30, 2005 and December 31, 2004, respectively	(38,555)	(20,267)

Total stockholders’ equity	167,807	162,080

Total liabilities and stockholders’ equity	$229,143	$204,091

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ODYSSEY HEALTHCARE, INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(in thousands)

	Nine months ended
	September 30,
	2005	2004
	(unaudited)	(unaudited)
Operating Activities
Net income	$20,348	$26,216
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	3,256	2,996
Amortization of debt issue costs	82	40
Stock-based compensation	465	172
Deferred tax expense	2,596	4,179
Tax benefit realized for stock option exercises	755	631
Provision for uncollectible accounts	3,580	5,743
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	1,225	(7,876)
Other current assets	1,682	2,342
Accounts payable, accrued nursing home costs, accrued Medicare cap and other accrued expenses	16,700	(1,387)

Net cash provided by operating activities	50,689	33,056
Investing Activities
Cash paid for acquisitions and procurement of licenses	(5,092)	(29,067)
Increase in short-term investments	(23,027)	(2,447)
Purchase of property and equipment	(6,636)	(3,589)

Net cash used in investing activities	(34,755)	(35,103)
Financing Activities
Proceeds from issuance of common stock	2,447	840
Purchases of treasury stock	(18,288)	—
Payments on debt issue costs	—	(347)
Payments on debt	(4)	(2)

Net cash (used in) provided by financing activities	(15,845)	491

Net increase (decrease) in cash and cash equivalents	89	(1,556)
Cash and cash equivalents, beginning of period	24,851	38,284

Cash and cash equivalents, end of period	$24,940	$36,728

Supplemental Cash Flow Information
Interest paid	$68	$24
Income taxes paid	$6,852	$9,691
END